Exhibit 2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to shares of common stock in NIS Group Co., Ltd., and that this Agreement be included as an Exhibit to such joint filing.  The Schedule 13D is being filed on behalf of each of us individually and, by signing below, we each certify that the information contained therein is accurate to the best of our knowledge and belief.  This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby executes this Agreement this 3rd day of March, 2008.

NISSIN BUILDING CO., LTD.

/s/ Hideo Sakioka
Name:	Hideo Sakioka
Title:	President and Representative Director

SHUHO CO., LTD.

/s/ Eiji Omori
Name:	Eiji Omori
Title:	President and Representative Director

/s/ Kunihiko Sakioka
Kunihiko Sakioka

/s/ Hideo Sakioka
Hideo Sakioka

/s/ Akio Sakioka
Akio Sakioka

/s/ Susumu Sakioka
Susumu Sakioka

/s/ Koji Amano
Koji Amano

/s/ Eiji Omori
Eiji Omori